Exhibit 99.1
T-3 Energy Services, Inc. Announces the Appointment of Steve Krablin as President,
Chief Executive Officer and Chairman of the Board of Directors
HOUSTON, TEXAS (GLOBE NEWSWIRE), March 24, 2009. T-3 Energy Services, Inc. (NASDAQ: TTES) announced today the appointment of Steven W. Krablin as President, Chief Executive Officer and Chairman of the Board of the Company, effective immediately. Mr. Krablin replaces Gus D. Halas, who has left the Company to pursue other interests.
“Gus has been an important contributor to the achievements of the Company over the past six years, leading the evolution of T-3 Energy from a collection of small repair and maintenance facilities into a leading original equipment manufacturer competing in the pressure control, pipeline and wellhead market segments,” stated director Bob Ayers. “Gus has built a strong and capable organization to move us into the future. On behalf of the stockholders, I want to personally thank Gus for his contributions to T-3 Energy and wish him well in all of his future endeavors.”
Mr. Krablin, 58, rejoins T-3 Energy where he served as a director from 2001 to 2004. From January 1996 until his retirement in April 2005, he was Senior Vice President and Chief Financial Officer at National Oilwell Varco, Inc. or its predecessors. Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International, Inc. Mr. Krablin currently serves as a director of Penn Virginia Corporation, Hornbeck Offshore Services, Inc. and Chart Industries, Inc.
“Steve brings a wealth of experience and leadership to T-3 Energy and will be a tremendous addition to our strong management team. The Board is convinced that his background and experience will enable the Company to grow internally and externally, continuing our efforts to enhance shareholder value,” said lead director Tom Bates.
Mr. Krablin commented, “I am very pleased to join T-3 Energy, a company that I have known for many years. I look forward to working with our leadership team and Board in these challenging, yet exciting times. Our industry leading products and services, as well as our strong balance sheet, provide a great platform for continued growth and global expansion.”
T-3 Energy provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of T-3 Energy Services, Inc. constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, T-3 Energy Services, Inc. has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs, and although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the T-3 Energy Services, Inc.’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. T-3 Energy Services, Inc. assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the T-3 Energy Services, Inc.’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of T-3 Energy Services, Inc. with the Securities and Exchange Commission.
Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4110